SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E MED FUTURE, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0485314
(State of incorporation)	(I.R.S. Employer Identification No.)

794 Morrison Road, Suite 911, Columbus, Ohio	43230
(Address of Principal Executive Offices)	(Zip Code)

CONSULTING AND SUBSCRIPTION AGREEMENT

BETWEEN E MED FUTURE, INC.

AND PATRICK DOWNS

(Full Title of the Plan)

Copy to:

Robert J. Ochsendorf	Christopher J. Hubbert, Esq.
President	Kohrman Jackson & Krantz P.L.L.
E Med Future, Inc.	1375 East 9th Street, 20th Floor
794 Morrison Road, Suite 911	Cleveland, Ohio 44114
Columbus, Ohio 43230	216-696-8700
877-855-1319
(Name, address, telephone number, including area code of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Offering price per share	Aggregate Offering Price	Amount of registration fee
Common Stock, $0.001 par value	2,000,000 shares	$0.54	$1,080,000	$136.84

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to Patrick Downs pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by E Med Future, Inc., a Nevada corporation (the “Company”), with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

(b)	The Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2004;

(c)	The Company’s Current Report on Form 8-K filed with the Commission on September 20, 2004; and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on S-1 dated June 30, 1993 (File No. 33-55254-36) filed with the Commission pursuant to Section 8(a) of the Securities Act.

All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Certain provisions of the Nevada Business Corporation Act, the Company’s Bylaws and contracts provide that in certain cases, officers and directors of the Company will be indemnified by the Company against certain costs, expenses and liabilities which such officer or director may incur in his or her capacity as such.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	Consulting and Subscription Agreement between E Med Future, Inc. and Patrick Downs (incorporated by reference to the Current Report on Form 8-K (File No. 33-55254), as filed by the Registrant with the Commission on September 20, 2004)

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Meyler & Company, LLC

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

Item 9.	Undertakings

(a) The Company hereby undertakes:

(1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 23, 2004.

E MED FUTURE, INC.

By:	/s/ Robert J. Ochsendorf
Robert J. Ochsendorf, President and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher J. Hubbert his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Robert J. Ochsendorf Robert J. Ochsendorf	President and Director (Principal Executive Officer)	September 23, 2004

/s/ D. Dane Donohue D. Dane Donohue	Executive Vice President and Director (Principal Financial and Accounting Officer)	September 23, 2004

/s/ Juan J. Perez Juan J. Perez	Director	September 23, 2004

EXHIBIT INDEX

4.1	Consulting and Subscription Agreement between E Med Future, Inc. and Patrick Downs (incorporated by reference to the Current Report on Form 8-K (File No. 33-55254), as filed by the Registrant with the Commission on September 20, 2004)

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Meyler & Company, LLC

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein